Exhibit 99.1

FOR IMMEDIATE RELEASE

HONGLI COAL & COKE SIGNS COAL SUPPLY AGREEMENT WITH DATONG COAL MINE GROUP

Datong Group to Supply Hongli Coal & Coke with up to 120,000 Metric Tons of Thermal Coal

PINGDINGSHAN, China – September 14, 2012 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today that Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli Coal & Coke”) has signed a supply agreement with Datong Coal Mine Group, Inc. (Shanghai Stock Exchange: 601001) (“Datong Group”) (website: http://english.dtcoalmine.com), a state-owned coal producer based in the province of Shanxi. Hongli Coal & Coke is a China-based coal and coke producer that the Company controls through contractual arrangements.

Per the terms of the agreement signed on September 6, 2012, Datong Group will supply Hongli Coal & Coke with up to 120,000 metric tons of thermal coal through the end of September. The coal will be transported by sea either from the Port of Qinghuangdao or the Port of Jingtang, both in Hebei Province. The Company believes that Datong Group is an ideal candidate for steady coal supply, and through this agreement, the Company is seeking to establish a long-term business relationship with Datong Group.

SinoCoking’s Chairman and CEO, Mr. Jianhua Lv noted, “As previously announced, we have been exploring the availability of coal resources in northwest China in order to boost our access to raw coal and minimize the ongoing effect of the mining moratorium in Henan. Datong Group is one of China’s largest coal producers and is well-known domestically and internationally for its low-ash, low-sulfur and high-energy content coal.

“Our business plan is to continue to diversify our product portfolio to take advantage of market conditions for coal and coke products. Due to our vertically integrated business model, we will continue to optimize our product mix, and we plan to use the purchased coal in one or more of the following ways:

-	Resell it to power plants based in economically developed regions such as Beijing, Tianjin, Zhejiang, Shandong, Fujian, Jiangsu and Guangdong. The purchased thermal coal meets the coal blending requirements used by all major power plants in China and the market is broad;
-	Process it and sell it as washed coal when market conditions are favorable; and/or
-	Manufacture at our coking facility and sell it as metallurgical coke (used for steel manufacturing) or as chemical coke (used for synthesis gas production). Of note, due to China’s inflation control policy, the soft demand for coke and coke by-products in China continues and we expect the market to recover in 2013 calendar year. As a result, we have completed the upgrade of our existing coking facility with a production capacity of 250,000 metric ton, and continue to make progress on the construction of our new 900,000 metric ton coking facility.”

Mr. Lv concluded, “We remain committed to implement our ambitious business plan, having as a goal the increase of shareholder value. We will continue to explore additional opportunities by signing new agreements with coal producers in other provinces and we look forward to report our progress in the upcoming months.”

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangrui Coal Mining Co., Ltd., Baofeng Xingsheng Coal Mining Co., Ltd. and Baofeng Shunli Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

#### ####